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                                                                EXHIBIT 11.1

                 ENERGY CONVERSION DEVICES, INC. and SUBSIDIARY

                   COMPUTATION OF EARNINGS (LOSSES) PER SHARE


                                          1996          1995*          1994
                                      -----------    ----------    -----------
PRIMARY
   Average shares outstanding           9,370,841     8,003,742      7,637,660
   Dilutive stock options--based
     upon treasury stock method
     using average market price         1,515,067       886,020              0
                                      -----------    ----------    -----------
       Total                           10,885,908     8,889,762      7,637,660

   Net earnings (losses) as reported  $ 1,054,269    $5,605,664    $(3,892,656)

       Per Share Amount               $       .10    $      .63    $      (.51)
                                      ===========    ==========    ===========

FULLY DILUTED
   Average shares outstanding           9,370,841     8,003,742      7,637,660
   Dilutive stock options--based
     upon treasury stock method
     using ending market price          1,709,397     1,938,977              0
                                      -----------    ----------    -----------
       Total                           11,080,238     9,942,719      7,637,660

   Net earnings (losses) as reported  $ 1,054,269    $5,605,664    $(3,892,656)

       Per Share Amount               $       .10    $      .56    $      (.51)
                                      ===========    ==========    ===========


*  Restated.